EXHIBIT 10.37



                                             January 14, 1994


     Mr. John R. Noblitt
     1389 Pine Bluff Drive
     Marion, IN 46952

     Dear Mr. Noblitt:

     As you know, Smith Corona Corporation ("SCC") is considering the sale of its interest in SCM Office
     Supplies Inc. ("OSI"). The purpose of this letter is to confirm that you will be eligible for a Retention
     Incentive Bonus subject to the terms and conditions herein, provided that you satisfy the following conditions:

          1. From the date hereof to the date six (6) months following the date of closing you assist and cooperate with SCC and a prospective Purchaser to ensure a smooth sales process, transition and continuity of business operations during any change in the ownership of OSI's stock or assets,

          2. from the date hereof to the date six (6) months following the date of closing, you devote your full time and best efforts to fulfill satisfactorily the duties and responsibilities of your current position,

          3. a sale of all of SCC's stock interest in OSI or a sale by OSI of more than 50% of its tangible assets is consummated ("Sale of the Company"),

          4. after the sale of OSI, you assist SCC, as and when requested by SCC, in the preparation of and/or resolution of any questions or problems with respect to the Closing Date Final Balance Sheet, if any, and

          5. you agree that on the date of the closing, as a condition to the payment of the Retention Incentive Bonus, you will execute and deliver to SCC a Release in a form substantially similar to the Release attached as Exhibit A, as that Release may be amended so as to assure compliance with all applicable Federal and State laws.

    Mr. John R. Noblitt
     January 14, 1994
     Page 2


     The amount of the Retention Incentive Bonus will be an amount equal to twelve (12) months salary at a rate equal to your salary as of the date of this Agreement. The Retention Incentive Bonus shall be paid in two equal installments; the first installment shall be paid within eight (8) days of your execution and delivery to SCC of the Release described in subparagraph 5, above, and the second installment shall be paid (without interest) six months thereafter. If the Closing does not take place on or before December 31, 1994, the rights and obligations set forth in this letter shall expire as of that date, provided, however, that if a contract for the Sale of the Company is executed on or before December 31, 1994, the rights and obligations set forth in the Letter shall continue until the latest Closing Date permitted under the contract of sale or any extension of the Closing Date upon which the parties to the contract may agree.

     The Retention Incentive Bonus shall not be paid if you
     (i) fail to satisfy the conditions and requirements set forth herein, including without limitation the requirements set forth in subparagraph 5, (ii) die or resign, (iii) are discharged for cause prior to the date of closing or due date for any installment, or (iv) elect, prior to the payment of any installment of the Retention Incentive Bonus, to participate in or accept an equity position with Purchaser (except for normal stock option plans offered by the Purchaser to comparable employees of the Purchaser). The term "cause" shall mean a material breach of, or willful misconduct in the performance of your duties as an employee of OSI, including, but not limited to, theft, embezzlement, bribery or other act of comparable dishonesty, disloyalty or breach of trust against SCC, OSI or its successors, conviction of a felony or employment with a firm not affiliated with SCC, OSI or its successors while employed by SCC, OSI or its successors. In the event you are terminated without cause by SCC, OSI or the Purchaser of OSI's stock or assets, the remaining balance due on the Retention Incentive Bonus shall become due and payable on the date of your termination.

    Mr. John R. Noblitt
     January 14, 1994
     Page 3



     You agree to hold all secret, confidential or proprietary information, knowledge or date ("Confidential Information") relating to SCC or any affiliated company (other than OSI) and their respective businesses, which has been obtained during your employment by SCC, its subsidiaries or affiliates in a fiduciary capacity. During and after the end of your employment, you agree not to communicate, divulge or utilize any such "Confidential Information" (other than information relating to OSI which you use in the ordinary course of performing your employment at OSI), without the prior written consent of SCC.

     You acknowledge that you have read this Agreement, understand its terms and that it has been entered into by you voluntarily. You further acknowledge that you have had the opportunity to consider this Agreement and discuss it with advisors of yours, including attorneys and accountants. You further acknowledge that all payments made under this Agreement shall not be considered compensation for purposes of OSI's Retirement Plan, Supplemental Retirement Plan or Retirement Savings and Investment Plan (i.e., RSIP).

                                             Very truly yours,

                                             /s/G.Lee Thompson

                                             G. Lee Thompson



     Accepted and Agreed

     /s/ John R. Noblitt

     John R. Noblitt


     GLT/hs